Exhibit 99.1
For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627
For Immediate Release:
August 2, 2006
COURT RULES ON DECLARATORY JUDGMENT LAWSUIT FILED BY MARSH
SUPERMARKETS — MARSH MAY NOT CONSIDER ANY PROPOSAL FROM
CARDINAL/DRAWBRIDGE
Indianapolis, IN, August 2, 2006 — Marsh Supermarkets, Inc. (Nasdaq Global Market: MARSA and MARSB) (“Marsh” or the “Company”), today announced that the Hamilton Superior Court issued its ruling in the declaratory judgment action that the Company filed in June against MSH Supermarkets Holding Corp. (“MSH Supermarkets”), MS Operations, Inc., a subsidiary of MSH Supermarkets, Cardinal Paragon, Inc. (“Cardinal”) and Drawbridge Special Opportunities Advisors LLC (“Drawbridge”). In May 2006, Marsh signed a merger agreement with MSH Supermarkets for an acquisition of the Company at a price of $11.125 per share of Marsh common stock. Cardinal and Drawbridge subsequently indicated their interest in acquiring Marsh for $13.625 per share, subject to completion of due diligence. The Court declared that, because of the merger agreement, Marsh may not, under any circumstances, pursue any proposal from Cardinal and Drawbridge.
     “We appreciate the Court’s prompt response in this matter,” said Don E. Marsh, Chairman of the Board and Chief Executive Officer with Marsh Supermarkets, Inc. “We expect to file revised proxy materials with the SEC as quickly as possible so that we can call a special meeting of shareholders for next month to consider and vote on the all cash offer from MSH Supermarkets.”
     A copy of the Court’s order and judgment will be included as an exhibit to a current report on Form 8-K the Company intends to file shortly.
About Marsh Supermarkets, Inc.
     The Company is a leading regional chain, operating 68 Marsh® supermarkets, 38 LoBill® Foods stores, eight O’Malia® Food Markets, 154 Village Pantry® convenience stores, and two Arthur’s Fresh Market stores in Indiana and western Ohio. The Company also operates Crystal Food Services(sm), which provides upscale catering, cafeterias management, office coffee, coffee roasting, vending and the concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions®, McNamara Florist® and Enflora® — Flowers for Business.
Where to Find Additional Information
     The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and will file with the SEC and mail to its shareholders a definitive proxy statement in connection with the proposed merger with MSH Supermarkets. Investors are urged to carefully read the preliminary proxy statement, the definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposed merger. The definitive proxy statement will be mailed to the shareholders of the Company prior to the shareholder meeting. In addition, investors and security holders may obtain free copies of the preliminary proxy statement, and will be able to obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed by the Company with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from the Company’s Web site at www.marsh.net, or copies may be obtained, without charge, by directing a request to Corporate Secretary, Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256, (317) 594-2628.
Participants in the Solicitation
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger with MSH Supermarkets. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K, which was filed with the SEC on June 30, 2006, and the Company’s Form 10-K/A, which was filed with the SEC on July 31, 2006. Additional information regarding the interests of participants in the solicitation is contained in the preliminary proxy statement on file with the SEC and will be set forth in the definitive proxy statement to be filed with the SEC in connection with the proposed transaction.
Cautionary Note Regarding Forward-Looking Statements
     This press release includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the purported class and derivative actions filed against the Company’s directors, its former president and Sun Capital Partners, Inc.; uncertainties regarding the approval and consummation of the proposed transaction with MSH Supermarkets, including the impact of an appeal of the order and judgment in the litigation concerning the Company’s obligations under the merger agreement or other future action by Cardinal Paragon, Inc. and Drawbridge Special

Opportunities Advisors LLC; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.